Exhibit 99.1

    Foothill Independent Bancorp Posts Record Profits in First Quarter 2005,
                             18% Net Income Growth


    GLENDORA, Calif.--(BUSINESS WIRE)--April 18, 2005--Foothill Independent Bancorp (Nasdaq:FOOT), the holding company for Foothill Independent Bank, today reported that strong loan growth funded primarily by core deposits contributed to an 18% profit increase over the first quarter of 2004.
    Net income was $2.6 million, or $0.36 per diluted share, in the quarter ended March 31, 2005, compared to $2.2 million, or $0.31 per share in the first quarter a year ago. Performance measures advanced, reflecting Foothill's improvements in profitability over the last year. The annualized return on average equity (ROE) improved to 16.1% in the first quarter of 2005, compared to 14.3% in the same quarter last year, while the annualized return on average assets (ROA) grew to 1.30%, versus to 1.26% in the first quarter of 2004.
    "We have generated excellent performance ratios by keeping a low cost of funds and growing our high-performing loan portfolio," stated George Langley, President and CEO. "Should interest rates continue to rise, I expect our profitability will improve further as a significant portion of our loan portfolio is prime-based with yields that adjust quicker, and to a greater degree, than the costs on our deposit base."
    Assets increased 11% to $805 million at March 31, 2005, compared to $729 million a year earlier, with total loans also growing 11% to $517 million, from $466 million at the end of the first quarter last year. Total securities were $199 million at the end of the first quarter of 2005, up 34% from $148 million a year prior.
    Total deposits increased 10% to $717 million at the end of the first quarter of 2005, compared to $653 million in the like quarter of 2004. Core deposits, defined as low- and no-cost deposits, increased 12% to $649 million, representing 91% of total deposits at quarter-end, compared to $582 million, or 89% of deposits at the end of the first quarter last year. Time deposits decreased by 5% to $67 million, from $71 million at the end of the first quarter a year ago. Net interest margin was 4.87% in the first quarter of 2005, which was lower than the 4.93% in the first quarter last year, but was an improvement over 4.74% in the fourth quarter of 2004, indicating that net interest margin is beginning to trend upward.
    "Core deposit growth continues to outpace loan generation, so our available-for-sale securities portfolio has shown a sizable increase over the last year," Langley said. "We will continue working to obtain quality loans to more effectively deploy that capital, which should help further expand our net interest margin going forward. In the meantime, our conservative underwriting standards have helped ensure that Foothill remains an exceedingly strong institution."
    Credit quality remains excellent, with non-performing loans (NPLs) declining to $124,000, or 0.02% of total loans at March 31, 2005. A year ago, NPLs were $138,000 or 0.03% of assets. The Bank recorded a net loan charge-off of $1,000 during the first quarter of 2005, compared to a net recovery of $7,000 during the first quarter last year. The reserve for loan losses was $5.0 million at March 31, 2005, representing 0.97% of gross loans and far exceeding NPAs.
    Net interest income increased 14% to $9.0 million in the first quarter of 2005, compared to $7.9 million in the first quarter last year. Interest income increased by $1.2 million due primarily to the larger earning asset base, while interest expense increased by only $163,000 despite the rising interest rate environment, due to a continued focus on building low-cost deposits.
    Other operating income decreased slightly to $1.3 million in the quarter, compared to $1.4 million in the first quarter of 2004. Non-interest expenses increased 7% to $6.2 million, from $5.8 million in the first quarter last year.
    "The up tick in operating expenses is essentially due to increased employee benefits, including funding our annual performance incentive program," Langley said. "Despite the increase, our efficiency ratio improved to 61.9% for the first quarter of 2005, from 64.8% in the same quarter last year, reflecting our commitment to keeping operating expenses in check."
    Shareholders' equity grew to $65 million at March 31, 2005, compared to $62 million a year earlier. Book value increased to $9.60 per share at the end of the first quarter this year, from $9.29 per share at March 31, 2004. Capital ratios continue to be above the "Well-Capitalized" guidelines established by the regulatory agencies. The Tier 1 Leverage Ratio was 9.30% and the Total Risk-based Capital Ratio was 13.48% at March 31, 2005.

    About Foothill Independent Bancorp

    Foothill Independent Bancorp is a one-bank holding company that owns and operates Foothill Independent Bank. The Bank currently operates 12 commercial banking offices in Los Angeles, San Bernardino and Riverside Counties. Foothill Independent Bank has consistently earned the highest ratings for safety and soundness from such bank rating firms as Findley Reports, Bauer Financial Services, and Veribanc.

    Forward-Looking Information

    This Release contains forward-looking statements within the meaning of the Securities Acts of 1933 and 1934, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements set forth our expectations or beliefs regarding our future financial condition or future financial performance, which are based on current information. Our actual results in future periods could differ significantly from our current estimates, expectations and beliefs, as set forth in this Release, due to a number of risks and uncertainties that could affect our business or operating results. Those risks and uncertainties include, but are not limited to:

    -- The risk of increased competition from other institutions, which could require us to reduce the interest rates we can charge on loans or to increase the interest we must pay to attract or maintain deposits, either or both of which could lead to reductions in our net interest margin or net earnings.

    -- The risk of adverse changes in national economic conditions or changes in Federal Reserve Board monetary policies, which could lead to reductions in loan demand or a weakening in the financial ability of borrowers to meet their loan obligations to us.

    -- The risk of a significant decline in real property values in Southern California which, because approximately 90% of our loans are secured by real property, could result in a deterioration in the performance of our loan portfolio and, as a result, could require us to increase the provisions we must make for potential loan losses and lead to increase in loan write-offs, which would reduce our earnings and could adversely affect our financial condition.

    -- The risk that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California, or localized economic downturns could adversely affect our operating results.

    -- The risk of changes in federal and state bank regulatory policies that might have the effect of reducing yields on earning assets or increasing our operating costs.

    -- The risk that growth initiatives, such as the addition of new branches or possible acquisitions of other banks, would result in increased operating costs and declines in our earnings, and

    -- The risk that we may have to reduce or eliminate cash dividends due to the occurrence of any of the foregoing events.

    Certain of those risks and uncertainties, as well as others, are described more fully in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission. Readers of this Release are urged to read the cautionary statements, which are set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors That Could Affect Our Future Financial Performance" in Part II of that Report. Due to these uncertainties and risks, readers are cautioned not to place undue reliance on forward-looking statements contained in this Release, which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



             FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET
                              (unaudited)
             (Dollars in thousands, except per share data)

                                               March 31,    Percentage
                                            2005      2004     Change
                                          --------- --------- --------
                ASSETS:
Noninterest earning demand deposits and
 cash on hand                              $34,662   $43,807
Federal funds sold and overnight
 repurchase agreements                      20,900    44,100
Interest-earning deposits                    6,833     6,832
                                          --------- ---------
  Total Cash and Cash Equivalents           62,395    94,739    -34%

Securities available for sale              191,167   140,464
Securities held to maturity                  7,893     7,899
                                          --------- ---------
  Total Securities                         199,060   148,363     34%

Loans and leases receivable                517,342   466,133     11%
Reserve For loan losses                     (5,015)   (4,954)
                                          --------- ---------
  Loans & Leases Receivable, Net           512,327   461,179     11%

Accrued interest receivable                  3,555     2,704
Other real estate owned                          -         -
Premises and equipment                       4,791     4,944
Federal Home Loan Bank (FHLB) stock, at
 cost                                        3,460       377
Federal Reserve Bank (FRB) stock, at
 cost                                          348       351
Other assets                                19,461    16,198
                                          --------- ---------
             TOTAL ASSETS                 $805,397  $728,855     11%
                                          ========= =========

 LIABILITIES AND STOCKHOLDERS' EQUITY:

LIABILITIES:
  Non-interest bearing demand deposits    $275,795  $240,105
  Savings & NOW deposits                   172,700   162,754
  Money market deposits                    200,947   178,807
  Time deposits                             67,354    71,190
                                          --------- ---------
    Total Deposits                         716,796   652,856     10%

  Accrued employee benefits                  3,474     3,132
  Accrued interest and other liabilities     2,052     2,124
  Other debt                                18,248     8,248
                                          --------- ---------
    Total Liabilities                      740,570   666,360     11%

STOCKHOLDERS' EQUITY:
  Common stock $0.001 par value-
   authorized:  25,000,000 shares;
   issued and outstanding:  6,752,548 and
   6,729,477 shares, respectively                7         7
  Additional paid-in capital                68,021    67,413
  Retained earnings                           (873)   (5,419)
  Accumulated other comprehensive income
   net of taxes                              (2328)      494
                                          --------- ---------
    Total Stockholders' Equity              64,827    62,495      4%
                                          --------- ---------
      TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY                             $805,397  $728,855     11%
                                          ========= =========


             FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME
                              (unaudited)
           (Dollars in thousands, except per share amounts)

                                     Three Months Ended
                                          March 31,         Percent
                                       2005       2004       Change
                                    ---------- ---------- ------------
INTEREST INCOME
   Interest on loans & leases          $8,268     $7,646
   Interest on securities               1,647      1,127
   Interest on federal funds sold         172         82
   Interest other                          47         24
                                    ---------- ----------
   Total Interest Income               10,134      8,879         14%
INTEREST EXPENSE
   Deposits                             1,059        924
   Interest on borrowings                 120         92
                                    ---------- ----------
   Total Interest Expense               1,179      1,016         16%

Net interest Income                     8,955      7,863         14%
Provision for loan losses                   -          -
                                    ---------- ----------
Net interest income after loan loss
 provision                              8,955      7,863         14%

OTHER OPERATING INCOME
   Fees on deposits                     1,038      1,267
   Gain on sales of SBA loans              13          2
   Other                                  231        149
                                    ---------- ----------
   Total Other Operating Income         1,282      1,418        -10%

OPERATING EXPENSES
   Salaries and employee benefits       2,943      2,778
   Occupancy and equipment              1,043      1,115
   Other                                2,248      1,950
                                    ---------- ----------
   Total Other Operating Expenses       6,234      5,843          7%
                                    ---------- ----------

   Income before taxes                  4,003      3,438
    Income tax                          1,392      1,234
                                    ---------- ----------
              NET INCOME               $2,611     $2,204         18%
                                    ========== ==========

Per Share Data
   Earnings per common share -
    Basic                               $0.39      $0.33         18%
                                    ========== ==========
   Weighted average shares
    outstanding - Basic             6,741,310  6,717,428
                                    ========== ==========

   Earnings per common share -
    Diluted                             $0.36      $0.31         18%
                                    ========== ==========
   Weighted average shares
    outstanding - Diluted           7,192,030  7,159,490
                                    ========== ==========


             FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED FINANCIAL RATIOS (unaudited)
                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                    2005       2004
                                                 ---------- ----------
Return on average assets(a)                           1.30%      1.26%
Return on average equity(a)                          16.15%     14.32%
Efficiency ratio(a)                                  61.88%     64.78%
Annualized operating expense/average assets(a)        3.11%      3.33%
Net interest margin                                   4.87%      4.93%
Tier 1 capital ratio(a)                               9.30%      9.92%
Risk adjusted capital ratio(a)                       13.48%     14.11%
------

(a) These ratios have been annualized.


OTHER CONSOLIDATED FINANCIAL DATA (unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                    2005       2004
                                                 ---------- ----------
                                                     (Dollars in
                                                   thousands, except
                                                   per share amounts)

Net loans and leases                              $512,327   $461,179
Non-performing/non-accrual loans(a)
  Amounts                                             $124       $138
  As a percentage of gross loans                      0.02%      0.03%
Real estate owned - loans                              $ -        $ -
Total non-performing assets
  Amounts                                             $124       $138
  As a percentage of total assets                     0.02%      0.02%
Loan loss reserves
  Amounts                                           $5,015     $4,954
  As a percentage of gross loans                      0.97%      1.06%
Loan loss provision                                   $ -         $ -
Net charge-offs (recoveries)                            $1        $(7)
------

(a) Non-Accrual loans are loans that have made no payments of principal or interest for more than 90 days.


                                At March 31, 2005   At March 31, 2004
                               ------------------- -------------------
Book Value Per Share                  $9.60               $9.29


             FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES
                  CONSOLIDATED AVERAGE BALANCE SHEET
                              (unaudited)
                        (Dollars in thousands)

                                                   Three Months Ended
                                                        March 31,
                                                      2005      2004
                                                   --------- ---------
       ASSETS
Earning assets:
  Interest-earning deposits                          $8,599    $6,588
  Federal funds sold and overnight repurchase
   agreements                                        28,492    34,724
  Investment securities                             198,511   139,920
  Loans and leases (net of unearned income)         509,558   463,376
                                                   --------- ---------
       Total earning assets                         745,160   644,608
  Loan loss reserve                                  (5,018)   (4,943)
Non-earning assets                                   62,598    62,574
                                                   --------- ---------
       TOTAL ASSETS                                $802,740  $702,239
                                                   ========= =========


       LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Deposits:
    Savings and interest bearing transaction
     accounts                                      $376,483  $325,423
    Certificates of deposit, $100,000 or more        40,318    30,357
    Other time deposits                              34,597    43,494
                                                   --------- ---------
        Total interest-bearing deposits             451,398   399,274
  Other interest-bearing liabilities                  8,470     8,248
                                                   --------- ---------
        Total interest bearing liabilities          459,868   407,522
Non-interest liabilities:
  Demand deposits                                   272,412   229,968
  Other non-interest liabilities                      5,791     3,205
                                                   --------- ---------
        Total liabilities                           738,071   640,695
Stockholders' equity                                 64,669    61,544
                                                   --------- ---------
       TOTAL LIABILITIES
        AND STOCKHOLDERS' EQUITY                   $802,740  $702,239
                                                   ========= =========

    CONTACT: Foothill Independent Bancorp
             G. Langley, 626-963-8551